Second Amended and Restated Articles of Incorporation
                                       of
                      Commonwealth Cash Reserve Fund, Inc.

                                    Article I

       The name of the Corporation is Commonwealth Cash Reserve Fund, Inc.

                                   Article II

(a) Number and Designation. The number and designation of the classes of shares that the Corporation ("Classes") shall have authority to issue are as follows:

          Classes                                            Number of Shares
          -------                                            ----------------
          Commonwealth Cash Reserve Fund                     2,000,000,000
          Federal Portfolio                                  2,000,000,000
          SNAP(R) Fund                                       5,000,000,000

(b) The Board of Directors is authorized to issue shares of the Corporation from time to time in one or more Classes or series ("Series") of such Class. Before the issuance of any shares of a Series or Class, Articles of Amendment establishing such Series or Class shall be filed with and made effective by the State Corporation Commission of Virginia, in the manner as required by law.

(c) All shares of the Corporation shall have the rights and preferences set forth in Article III hereof, provided that the Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Virginia Stock Corporation Act, of any Class of shares of capital stock before the issuance of any shares of that Class, or of one or more Series within a Class before the issuance of any shares of that Series. Each new Series or Class shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof.

(d) Nothing in this Article II shall be deemed to restrict the ability of the Board of Directors, without further action by the Corporation's stockholders, to authorize one or more of the following actions, if the action or actions sought to be taken would, but for this Article II, be permitted by the Virginia Stock Corporation Act: (i) increase the number of shares of capital stock that the Corporation is authorized to issue; (ii) establish additional Classes or Series of capital stock of the Corporation; (iii) designate and redesignate authorized and unissued shares of capital stock of the Corporation as shares of any Class or Series of stock or; or (iv) change the name of the Corporation, any Class or Series of Shares.

                                   Article III

(a) No holder of shares of the capital stock of the Corporation shall, as such holder, have any right to purchase and subscribe for any shares of the capital stock of the Corporation which the Corporation may issue or sell (whether consisting of shares of capital stock authorized by these Articles of Incorporation, or shares of capital stock of the Corporation acquired by it after the issue thereof, or other shares) other than any right which the Board of Directors of the Corporation, in its discretion, may determine.

(b) Shares of each Class or Series of shares of capital stock of the Corporation shall have the rights and preferences set forth below:

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      (i)   Assets Held with Respect to Classes or Series. All consideration received by the Corporation for the issue or sale of shares of any Class or Series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits and proceeds thereof, from whatever source derived, including, without limitation, any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be (hereinafter "assets held with respect to" such Class or Series) shall irrevocably be held with respect to that Class or Series for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Corporation. In the event that there are any assets, income, earnings, profits and proceeds thereof, funds or payments which are not readily identifiable as assets with respect to any particular Class or Series (collectively, "General Assets"), such assets shall be allocated among the then outstanding Classes or Series based on the relative net asset value of each such Class or Series or on such other basis as may be determined by the Board of Directors, in its sole discretion, to be fair and equitable, provided that such method is consistent with the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. Any such allocation by the Board of Directors shall be conclusive and binding upon the shareholders of all Classes and Series for all purposes.

      (ii) Liabilities Held with Respect to a Particular Class or Series. All expenses, costs, charges and reserves ("liabilities") of the Corporation that are readily identifiable as being attributable to any particular Class or Series (hereinafter "liabilities held with respect to" a Class or Series) shall be charged against the assets held with respect to that Class or Series and shall be allocated and charged by the Corporation to, between or among any one or more of such Classes or Series and so recorded upon the books of account of the Corporation, provided that the foregoing shall not limit the ability of the Board of Directors to fix, in whole or in part, the preferences, limitations and relative rights of any Series within a Class in accordance with Article II of these Articles of Incorporation. In fixing such rights and preferences, the Board of Directors may allocate to a particular Series within a single Class expenses that are not allocated to other Series within such Class. In the event that there are any liabilities of the Corporation that are not readily identifiable as being held with respect to any particular Class or Series ("General Liabilities"), such liabilities shall be allocated among the then outstanding Classes or Series based on the relative net asset value of each such Class or Series or on such other basis as may be determined by the Board of Directors, in its sole discretion, to be fair and equitable, provided that such method is consistent with the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. Any such allocation by the Board of Directors shall be conclusive and binding upon the shareholders of all Classes and Series for all purposes.

      (iii) Voting. With respect to any matter submitted to the stockholders of the Corporation, holders of all Classes or Series that are affected by such matter shall vote, one vote per share, in the aggregate and without differentiation. Notwithstanding the foregoing, to the extent that the Investment Company Act of 1940 or rules promulgated thereunder provide that a matter shall not be deemed to have been effectively acted upon with respect to any affected Class or Series unless approved by the holders such Class or Series, the holders of each Class and/or Series, as the case may be, shall vote separately, one vote per share, on such matter, and the holders of any Class or Series that is not affected by a matter shall not be entitled to vote with respect to such matter.

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      (iv)  Equality. All shares of each particular Class shall have preferences, limitations and relative rights identical to those of other shares of the same Class and all such shares shall represent an equal proportionate interest in the assets held with respect to such Class, except: (a) to the extent that the Board of Directors shall have established two or more separate Series within any such Class and shall have established differing relative rights for such Class in accordance with Article II of these Articles of Incorporation; and (b) except as set forth in Section (b)(iii) of this Article III. All shares of a Series shall have preferences, limitations and relative rights identical to those of other shares of the same Series and, except to the extent otherwise provided in the description of the Series (and except as set forth in Section
            (b)(iii) of this Article III) with those of shares of other Series of the same Class. Any fractional share of any Class or Series shall carry proportionately all of the rights and obligations of a whole share of such Class or Series, including rights with respect to voting, receipt of dividends and distributions, redemption of shares and termination of the Corporation.

      (v) Dividends and Distributions. No dividend or distribution (including without limitation, any distribution paid upon termination of the Corporation or of any Class or Series of shares of the Corporation) nor any redemption or repurchase of shares of any Class or Series shall be effected by the Corporation other than from the assets held with respect to such Class or Series and, in the case of shares of a particular Series within a Class, only in accordance with the relative rights and preferences established by the Board of Directors for any such Series in accordance with Article II hereof. No shareholder of any Class or Series shall have any right or claim against the assets held with respect to any other Class or Series except to the extent that such shareholder has such a right or claim hereunder as a shareholder of such other Class or Series or pursuant to any right of indemnification afforded to the Corporation's officers or directors under the Corporation's bylaws and/or under Virginia corporate law.

                                   Article IV

(a) Two separate Series of the Commonwealth Cash Reserve Fund Class, to be designated as "Prime Portfolio - Series A," and "Prime Portfolio - Series B" are hereby constituted. One billion (1,000,000,000) shares of such Class are designated as Series A shares of such Class and one billion (1,000,000,000) shares of such Class are designated as Series B shares of such Class.

(b) Two separate Series of the Federal Portfolio, to be designated as "Federal Portfolio - Series A" and "Federal Portfolio - Series B" are hereby constituted. One and one half billion shares of such Class are designated as Series A shares of such Class and 500,000,000 shares of such Class are designated as Series B shares of such Class.

(c) The Series A shares or the Prime Portfolio Class and of the Federal Portfolio shall be known as "Institutional Class" shares, and the Series B shares the Prime Portfolio and of the Federal Portfolio shall be known as "IllinoisPrime Shares."

(d) A separate series of the SNAP(R) Fund Class, to be designated as SNAP(R) Fund Series A is hereby constituted and five billion (5,000,000,000) shares of such class are designated as shares of such series.

                                    Article V

In addition to those powers set forth in the Code of Virginia in Section 13.1-627 as they may be hereafter changed, the Corporation shall have to power to issue, sell, purchase, redeem, acquire, hold, resell, reissue, retire or cancel (all without the vote or consent of the shareholders of the Corporation) shares of its capital stock in any manner and to the extent now or hereafter permitted by the laws of the Commonwealth of Virginia and these Articles of Incorporation and authorized by its Board of Directors.

                                   Article VI

The Corporation shall, subject to legal requirements and limitations, redeem any of its issued and outstanding shares of stock at the option of any shareholder upon the terms and conditions determined from time to time by the Board of Directors for a consideration not exceeding the proportionate interest of such shares of stock in the assets of the Corporation or in the cash equivalent of the proportionate interest of such shares of stock in the assets of the Corporation.

                                   Article VII

Except to the extent necessary to satisfy any requirements of the Investment Company Act of 1940, any action to be taken or authorized, which would otherwise require approval by the affirmative vote of more than a majority of the outstanding shares of the capital stock of the Corporation, that action shall be valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares entitled to thereon.

                                  Article VIII

No provisions of these Articles shall be effective to require a waiver of compliance with any provision of the Securities Act of 1933 or the Investment Company Act of 1940 or any valid rule, regulation or order of the Securities and Exchange Commission thereunder.

                                   Article IX

The Board of Directors from time to time may authorize the Corporation to enter into one or more custodial agreements or arrangements whereby assets of the Corporation are deposited in the custody of one or more banks, trust companies or other persons, firms or corporations qualified to perform such services.

                                    Article X

The Board of Directors from time to time may authorize the Corporation to enter into one or more agreements or arrangements whereby various services including, without limitation, investment adviser, underwriter, broker, dealer, depository, registrar, transfer agent, and divided disbursing agent are performed by other persons, firms or corporations qualified to perform such services.

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                                   Article XI

Except as may be necessary to satisfy the requirements of the Investment Company Act of 1940, shares of SNAP(R) Fund Class shall be sold, issued, transferred, held, and titled solely to Virginia cities, counties, towns, and other Virginia public bodies, public officers, municipal corporations and political subdivisions, and to such other persons or entities as the Board of Directors may, from time to time approve.


Date: July 19, 2006